Exhibit 10.1

EXECUTION VERSION

AMENDMENT NO. 21 TO LOAN FINANCING AND SERVICING AGREEMENT, dated as of December 22, 2025 (this “Amendment”), among Specialty Credit Facility, LLC, as borrower (the “Borrower”), Specialty Credit Services, LLC, as servicer (the “Servicer”), Deutsche Bank AG, New York Branch (“DBNY”), as facility agent (in such capacity, the “Facility Agent”), and DBNY, as a lender (in such capacity, the “Required Lender”).

WHEREAS, the Borrower, Silver Point Specialty Lending Fund, as equityholder, the Servicer, the Facility Agent, the Required Lender, each of the lenders from time to time party thereto, Deutsche Bank Trust Company Americas, as administrative agent, U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as collateral agent and U.S. Bank National Association, as collateral custodian are party to the Loan Financing and Servicing Agreement, dated as of October 17, 2017 (as amended, supplemented, amended and restated and otherwise modified from time to time, the “Loan Agreement”); and

WHEREAS, the Borrower, the Servicer, the Facility Agent and the Required Lender have agreed to waive certain requirements of the Loan Agreement and amend the Loan Agreement in accordance with Section 17.2 of the Loan Agreement and subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.1. Defined Terms. Terms used but not defined herein have the respective meanings given to such terms in the Loan Agreement.

ARTICLE II

Amendments to the Loan Agreement

SECTION 2.1. As of the date of this Amendment, the Loan Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages of the Loan Agreement attached as Appendix A hereto.

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ARTICLE III

Conditions to Effectiveness

SECTION 3.1. This Amendment shall become effective as of the date first written above upon the satisfaction of the following conditions:

(a) the execution and delivery of this Amendment by each party hereto; and

(b) all fees (including reasonable and documented fees, disbursements and other charges of counsel) due to the Lenders on or prior to the effective date of this Amendment have been paid in full.

ARTICLE IV

Representations and Warranties

SECTION 4.1. The Borrower and the Servicer hereby represents and warrants to the Facility Agent and the Required Lender that, as of the date first written above, (i) no Event of Default, Unmatured Event of Default, Servicer Default or Unmatured Servicer Default has occurred and is continuing and (ii) the representations and warranties of the Borrower and the Servicer contained in the Loan Agreement are true and correct in all material respects on and as of such day (other than any representation and warranty that is made as of a specific date).

ARTICLE V

Miscellaneous

SECTION 5.1. Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT AND ANY DISPUTE, SUIT, ACTION OR PROCEEDING, WHETHER IN CONTRACT, TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY, RELATING TO OR ARISING OUT OF THIS AMENDMENT OR TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

SECTION 5.2. Severability Clause. In case any provision in this Amendment shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 5.3. Ratification. Except as expressly amended and waived hereby, the Loan Agreement is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

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SECTION 5.4. Counterparts; Electronic Execution. The parties hereto may sign one or more copies of this Amendment in counterparts, all of which together shall constitute one and the same agreement. Delivery of an executed signature page of this Amendment by facsimile or email transmission shall be effective as delivery of a manually executed counterpart hereof. The parties agree that this Amendment may be executed and delivered by electronic signatures and that the electronic signatures appearing on this Amendment are the same as handwritten signatures for the purposes of validity, enforceability and admissibility.

SECTION 5.5. Headings. The headings of the Articles and Sections in this Amendment are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

SPECIALTY CREDIT FACILITY, LLC, as Borrower

By:	/s/ Jesse Dorigo
Name: Jesse Dorigo
Title: Authorized Signatory

[Signature Page to Amendment No. 21 to LFSA]

SPECIALTY CREDIT SERVICES, LLC, as Servicer

By:	/s/ Jesse Dorigo
Name: Jesse Dorigo
Title: Authorized Signatory

[Signature Page to Amendment No. 21 to LFSA]

DEUTSCHE BANK AG, NEW YORK BRANCH, as Facility Agent and as a Dollar Lender, as a Euro Lender, as a GBP Lender and as a CAD Lender

By:	/s/ Amit Patel
Name: Amit Patel
Title: Managing Director

By:	/s/ Peter Sabino
Name: Peter Sabino
Title: Director

[Signature Page to Amendment No. 21 to LFSA]

APPENDIX A

Loan Agreement Amendments

EXECUTION VERSION

Conformed through Amendment No. ~~20~~21, dated as of ~~April 16~~December 22, 2025

LOAN FINANCING AND SERVICING AGREEMENT

dated as of October 17, 2017

SPECIALTY CREDIT FACILITY, LLC,

as Borrower

SPECIALTY CREDIT SERVICES, LLC,

as Servicer

SILVER POINT SPECIALTY LENDING FUND,

as Equityholder

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Administrative Agent

DEUTSCHE BANK AG, NEW YORK BRANCH,

as Facility Agent

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Collateral Agent

and

U.S. BANK NATIONAL ASSOCIATION,

as Collateral Custodian

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(continued)

		Page

Section 7.2	Resignation and Removal of the Servicer; Appointment of Successor Servicer	75

Section 7.3	Duties of the Servicer	76

Section 7.4	Representations and Warranties of the Servicer	77

Section 7.5	Covenants of the Servicer and the Equityholder	~~80~~79

Section 7.6	Servicing Fees; Payment of Certain Expenses by Servicer	~~84~~83

Section 7.7	Collateral Reporting	~~84~~83

Section 7.8	Notices	84

Section 7.9	Procedural Review of Collateral Obligations; Access to Servicer and Servicer’s Records	84

Section 7.10	Optional Sales	85

Section 7.11	Repurchase or Substitution of Warranty Collateral Obligations	87

Section 7.12	Servicing of REO Assets	~~88~~87

ARTICLE VIII ACCOUNTS; PAYMENTS		89

Section 8.1	Accounts	89

Section 8.2	Excluded Amounts	~~91~~90

Section 8.3	Distributions, Reinvestment and Dividends	91

Section 8.4	Fees	95

Section 8.5	Monthly Report	95

ARTICLE IX REPRESENTATIONS AND WARRANTIES OF THE BORROWER		96

Section 9.1	Organization and Good Standing	96

Section 9.2	Due Qualification	96

Section 9.3	Power and Authority	~~97~~96

Section 9.4	Binding Obligations	~~97~~96

Section 9.5	Security Interest	97

Section 9.6	No Violation	98

Section 9.7	No Proceedings	98

Section 9.8	No Consents	98

Section 9.9	Solvency	~~99~~98

Section 9.10	Compliance with Laws	~~99~~98

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(continued)

		Page

Section 9.11	Taxes	~~99~~98

Section 9.12	Monthly Report	99

Section 9.13	No Liens, Etc.	99

Section 9.14	Information True and Correct	~~100~~99

Section 9.15	Bulk Sales	~~100~~99

Section 9.16	Collateral	~~100~~99

Section 9.17	Selection Procedures	100

Section 9.18	Indebtedness	100

Section 9.19	No Injunctions	100

Section 9.20	No Subsidiaries	100

Section 9.21	ERISA Matters	100

Section 9.22	Investment Company Status	100

Section 9.23	[Reserved]	100

Section 9.24	Collections	100

Section 9.25	Value Given	~~101~~100

Section 9.26	Use of Proceeds	~~101~~100

Section 9.27	Separate Existence	~~101~~100

Section 9.28	Transaction Documents	101

Section 9.29	EEA Financial Institution	101

Section 9.30	Anti-Terrorism, Anti-Money Laundering	101

Section 9.31	Anti-Bribery and Corruption	102

Section 9.32	Volcker Rule	103

ARTICLE X COVENANTS		103

Section 10.1	Protection of Security Interest of the Secured Parties	103

Section 10.2	Other Liens or Interests	104

Section 10.3	Costs and Expenses	104

Section 10.4	Reporting Requirements	104

Section 10.5	Separate Existence	105

Section 10.6	Hedging Agreements	~~108~~107

Section 10.7	Tangible Net Worth	~~110~~109

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(continued)

		Page

Section 10.8	Taxes	~~110~~109

Section 10.9	Merger, Consolidation, Etc.	110

Section 10.10	Deposit of Collections	110

Section 10.11	Indebtedness; Guarantees	110

Section 10.12	Limitation on Purchases from Affiliates	110

Section 10.13	Documents	110

Section 10.14	Preservation of Existence	~~111~~110

Section 10.15	Limitation on Investments	~~111~~110

Section 10.16	Distributions	111

Section 10.17	Performance of Borrower Assigned Agreements	~~112~~111

Section 10.18	Further Assurances; Financing Statements	112

Section 10.19	Obligor Payment Instructions	112

Section 10.20	Delivery of Collateral Obligation Files	~~113~~112

Section 10.21	Collateral Obligation Schedule	113

Section 10.22	Risk Retention	113

Section 10.23	Proceedings	115

Section 10.24	Officer’s Certificate	~~116~~115

Section 10.25	ERISA	116

Section 10.26	Policies and Procedures for Sanctions	116

Section 10.27	Compliance with Sanctions	116

Section 10.28	Compliance with Anti-Money Laundering	116

Section 10.29	Ineligible Collateral	~~117~~116

ARTICLE XI THE COLLATERAL AGENT		~~117~~116

Section 11.1	Appointment of Collateral Agent	~~117~~116

Section 11.2	Monthly Reports	117

Section 11.3	Collateral Administration	117

Section 11.4	Removal or Resignation of Collateral Agent	120

Section 11.5	Representations and Warranties	121

Section 11.6	No Adverse Interest of Collateral Agent	121

Section 11.7	Reliance of Collateral Agent	~~122~~121

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(continued)

		Page

Section 11.8	Limitation of Liability and Collateral Agent Rights	122

Section 11.9	Tax Reports	124

Section 11.10	Merger or Consolidation	~~125~~124

Section 11.11	Collateral Agent Compensation	~~125~~124

Section 11.12	Compliance with Applicable Anti-Bribery and Corruption, Anti-Terrorism and Money Laundering Regulations	125

ARTICLE XII GRANT OF SECURITY INTEREST		125

Section 12.1	Borrower’s Grant of Security Interest	125

Section 12.2	Borrower Remains Liable	127

Section 12.3	Release of Collateral	127

ARTICLE XIII EVENTS OF DEFAULT		~~128~~127

Section 13.1	Events of Default	~~128~~127

Section 13.2	Effect of Event of Default	130

Section 13.3	Rights upon Event of Default	131

Section 13.4	Collateral Agent May Enforce Claims Without Possession of Notes	132

Section 13.5	Collective Proceedings	132

Section 13.6	Insolvency Proceedings	132

Section 13.7	Delay or Omission Not Waiver	133

Section 13.8	Waiver of Stay or Extension Laws	133

Section 13.9	Limitation on Duty of Collateral Agent in Respect of Collateral	~~134~~133

Section 13.10	Power of Attorney	134

ARTICLE XIV THE ADMINISTRATIVE AGENT AND THE FACILITY AGENT		135

Section 14.1	Appointment	135

Section 14.2	Delegation of Duties	~~136~~135

Section 14.3	Exculpatory Provisions	~~136~~135

Section 14.4	Reliance by Note Agents	136

Section 14.5	Notices	~~137~~136

Section 14.6	Non-Reliance on Note Agents	~~137~~136

Section 14.7	Indemnification	~~138~~137

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(continued)

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(continued)

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(y) with respect to any Eligible Collateral Obligation that is a single-purpose real estate based loan on any date of determination, that is a First Lien Loan or a Senior Secured Bond, 55.0%;

provided that a Participation Interest in any of the foregoing types of Collateral Obligations shall have the same Advance Rate as the underlying Collateral Obligation.

“Advance Request” has the meaning set forth in Section 2.2(a).

“Advances Outstanding” means, on any date, the sum of (a) the aggregate principal amount of all Dollar Advances outstanding on such date plus (b) the equivalent in Dollars of the aggregate principal amount of all Euro Advances outstanding on such date, as determined by the Servicer using the Applicable Conversion Rate plus (c) the equivalent in Dollars of the aggregate principal amount of all GBP Advances outstanding on such date, as determined by the Servicer using the Applicable Conversion Rate plus (d) the equivalent in Dollars of the aggregate principal amount of all CAD Advances outstanding on such date, as determined by the Servicer using the Applicable Conversion Rate, in each case after giving effect to all repayments of Advances and the making of new Advances on such date.

“Adverse Claim” means any claim of ownership or any Lien, title retention, trust or other charge or encumbrance, or other type of preferential arrangement having the effect or purpose of creating a Lien, other than Permitted Liens.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Person” has the meaning set forth in Section 5.1.

“Affiliate” of any Person means any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person (excluding any trustee under, or any committee with responsibility for administering, any employee benefit plan). ~~For the purposes of this definition, “Control” shall mean the possession, directly or indirectly (including through affiliated entities), of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, provision of management or investment advisory services, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto~~.

“Agent Clearing Account” means any account owned and maintained by a Silver Point Facility Agent, in its capacity as an agent under the Underlying Instrument into which, among other things, proceeds of any Collateral Obligation held by the Borrower are paid to such Silver Point Facility Agent for account of the Borrower in accordance with the terms of the relevant Underlying Instrument.

“Aggregate Eligible Collateral Obligation Amount” means, as of any date, the sum of the Collateral Obligation Amounts for all Eligible Collateral Obligations.

the first Distribution Date; and thereafter, the period from but excluding the Determination Date immediately preceding the previous Distribution Date to and including the Determination Date immediately preceding the current Distribution Date.

“Collections” means the sum of all Interest Collections and all Principal Collections received with respect to the Collateral.

“Commitment” means, for each Lender, (a) prior to the Facility Termination Date, the commitment of such Lender to make Advances to the Borrower in an amount not to exceed, in the aggregate, the amount set forth opposite such Lender’s name on Annex B or pursuant to the assignment executed by such Lender and its assignee(s) and delivered pursuant to Article XV or pursuant to a Joinder Agreement executed and delivered pursuant to Article XV (as such Commitment may be reduced as set forth in Section 2.5 or increased as set forth in Section 2.8), in each case with notice to the Administrative Agent, and (b) on and after the earlier to occur of (i) the Facility Termination Date and (ii) the end of the Revolving Period, such Lender’s ~~pro rata~~ share of all Advances ~~outstanding~~Outstanding.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means, for any Person, its constituent or organizational documents, including: (a) in the case of any limited partnership, joint venture, trust or other form of business entity, the limited partnership agreement, joint venture agreement, articles of association or other applicable certificate or agreement of registration or formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state or jurisdiction of its formation; (b) in the case of any limited liability company, the certificate or articles of formation and operating agreement for such Person; (c) in the case of a corporation or exempted company, the certificate or articles of incorporation or association and the bylaws for such Person or its memorandum and articles of association; and (d) in the case of any trust, the trust deed, declaration of trust or equivalent establishing such trust, in each such case as it may be restated, modified, amended or supplemented from time to time.

“Control” means the possession, directly or indirectly (including through affiliated entities), of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, provision of management or investment advisory services, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“Corporate Trust Office” means the applicable designated corporate trust office of the Collateral Agent, the Securities Intermediary or the Collateral Custodian, as applicable, specified on Annex A hereto, or such other address within the United States as it may designate from time to time by notice to the Administrative Agent and Facility Agent.

Collateral Obligations plus (ii) all amounts on deposit in the Principal Collection Account plus (iii) all amount on deposit in the Unfunded Exposure Account.

“Excluded Amounts” means, as of any date of determination, (i) any amount deposited into the Collection Account with respect to any Collateral Obligation, which amount is attributable to the reimbursement of payment by the Borrower of any Tax, fee or other charge imposed by any Official Body on such Collateral Obligation or on any Related Security, (ii) any interest or fees (including origination, agency, structuring, management or other up-front fees) that are for the account of the applicable Person from whom the Borrower purchased such Collateral Obligation, (iii) any reimbursement of insurance premiums, (iv) any escrows relating to Taxes, insurance and other amounts in connection with Collateral Obligations which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under Underlying Instruments, (v) any amount deposited into the Collection Account in error (including any amounts relating to any portion of an asset sold by the Borrower and occurring after the date of such sale) and (vi) the transaction fee paid to the CLO Issuer as consideration for the issuance of the CLO Securities in an amount not to exceed $250, and the account in which such funds are credited or deposited and any interest thereon.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Obligations pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Obligations (other than pursuant to Section 17.16) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.3, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.3(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Officer” means, with respect to the Borrower, the Servicer or the Equityholder, the Chief Executive Officer, the Chief Operating Officer of such Person or any other Person included on the incumbency certificate of the Borrower, Servicer or Equityholder, as applicable, delivered pursuant to Section 6.1(g) and, with respect to any other Person, the President, Chief Financial Officer or any Vice President.

“Facility Agent” has the meaning set forth in the Preamble.

“Facility Amount” means (a) prior to the end of the Revolving Period, $~~100,000,000~~250,000,000 , unless this amount is permanently reduced pursuant to Section 2.5 or increased pursuant to Section 2.8, in which event it means such lower or higher amount and (b) from and after the end of the Revolving Period, the Advances ~~outstanding~~Outstanding .

“Facility Termination Date” means the earliest of (i) the date that is three years after the last day of the Revolving Period, (ii) the date on which the term of the Equityholder’s existence ends, (iii) the effective date on which the facility hereunder is terminated pursuant to Section 13.2 and (iv) the last day of the term of the Equityholder under its Constituent Documents.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with such sections of the Code and any legislation, law, regulation or practice enacted or promulgated pursuant to such intergovernmental agreement.

“FCA” means the Financial Conduct Authority of the United Kingdom.

“FCA Handbook” means the handbook of rules and guidance adopted by the FCA.

“Federal Funds Rate” means, for any period, the greater of (a) 0.0% and (b) a fluctuating rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Facility Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” has the meaning set forth in Section 8.4.

“Fees” has the meaning set forth in Section 8.4.

“Fifteenth Amendment Effective Date” means December 28, 2021.

“FILO Loan” means any Loan that (i) becomes, by its terms, subordinate in right of payment to one or more other obligations of the related Obligor, in each case issued under the same Underlying Instruments as such Loan, in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, (ii) is secured by a pledge of collateral, which security interest is validly perfected and first priority under Applicable Law (subject to liens permitted under the applicable Underlying Instruments that are reasonable for similar loans, and liens accorded priority by law in favor of any Official Body), and (iii) the Servicer determines in good faith that the value of the collateral or the enterprise value securing the Loan on or about the time of origination or acquisition by the Borrower equals or exceeds the outstanding principal balance of the Loan plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by the same collateral.

“First Lien Loan” means any Loan that (i) is not (and is not permitted by its terms become) subordinate in right of payment to any obligation of the related Obligor in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, connection with dispositions permitted hereunder, (c) alter the terms of Section 2.4(a) or Section 8.3 or any related definitions or provisions in a manner that would alter the effect of such Sections, (d) modify the definition of the terms “Advance Rate”, “Borrowing Base”, “Eligible Collateral Obligation”, “Eligible Jurisdiction”, “Excess Concentration Amount”, “Event of Default”, “Facility Termination Date”, “First Lien Loan”, “Fundamental Amendment”, “Maximum Portfolio Advance Rate”, or “Minimum Equity Test”, or any defined term used therein, in each case in a manner which would have the effect of making more credit available to the Borrower, or make such provision less restrictive on the Borrower in any other material fashion, (e) extend the Revolving Period other than as set forth in Section 2.6 or (f) modify the form or details of the Monthly Report in a manner that materially reduces the reporting requirements.

“Funding Date” means any Advance Date or any Reinvestment Date, as applicable.

“FX Evaluation Date” means, if and to the extent that there are two or more Lenders, (a) each Funding Date, (b) each Determination Date, (c) the date on which any Event of Default occurs, (d) the last day of the Revolving Period and (e) each other date requested by the Facility Agent in its sole discretion and notified in writing to the Borrower and the Servicer.

“FX Reallocation Notice” has the meaning set forth in Section 2.2(d)(ii).

“GAAP” means generally accepted accounting principles in the United States, which are applicable to the circumstances as of any day.

“GBP” means the lawful currency for the time being of the United Kingdom.

“GBP Advance” means each Advance made in GBP.

“GBP Lender” means the Persons executing this Agreement (or an assignment hereof or a Joinder Agreement in accordance with Article XV) in the capacity of a “GBP Lender”.

“GBSA” means the German Act on the Ring-fencing of Risks and for the Recovery and Resolution Planning for Credit Institutions and Financial Groups (Gesetz zur Abschirmung von Risiken und zur Planung der Sanierung und Abwicklung von Kreditinstituten und Finanzgruppen) of 7 August 2013 (commonly referred to as the German Bank Separation Act) (Trennbankengesetz), as amended.

“Hazardous Materials” means all materials subject to any Environmental Law, including materials listed in 49 C.F.R. § 172.101, materials defined as hazardous pursuant to § 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, flammable, explosive or radioactive materials, hazardous or toxic wastes or substances, lead-based materials, petroleum or petroleum distillates or asbestos or material containing asbestos, polychlorinated biphenyls, radon gas, urea formaldehyde and any substances classified as being “in inventory”, “usable work in process” or similar classification that would, if classified as unusable, be included in the foregoing definition.

“Hedge Account” means the collective reference to the segregated, non-interest bearing securities accounts (within the meaning of Section 8-501 of the UCC) identified as hedge

“Hedging Agreement” means the agreement between the Borrower or the Equityholder, on the one hand, and a Hedge Counterparty, on the other hand, that governs one or more Hedge Transactions entered into by the Borrower or the Equityholder (as applicable) and such Hedge Counterparty pursuant to Section 10.6, which agreement shall consist of a “Master Agreement” in a form published by the International Swaps and Derivatives Association, Inc., together with a “Schedule” thereto, and each “Confirmation” thereunder confirming the specific terms of each such Hedge Transaction or a “Confirmation” that incorporates the terms of such a “Master Agreement” and “Schedule.”

“Highest Eligible Collateral Obligation Amount” means, for any calendar year, the highest Aggregate Eligible Collateral Obligation Amount on any day of such calendar year (excluding (x) any Warranty Collateral Obligation repurchased or substituted pursuant to Section 6.1 of the Sale Agreement and (y) any Collateral Obligation that is the subject of any Optional Sale to the Servicer, the Equityholder or any Affiliate of the Borrower, the Servicer, the Equityholder or any other member of the Silver Point Group made to cure one or more Collateral Quality Tests).

~~“Increase Notice” has the meaning set forth in Section 2.8(b).~~

“Increased Costs” means, collectively, any increased cost, loss or liability owing to the Facility Agent and/or any other Affected Person under Article V.

~~“Increased Facility Amount” has the meaning set forth in Section 2.8(b).~~

“Incremental Facility” has the meaning set forth in Section 7.5(o).

“Indebtedness” means, with respect to any Person, as of any day, without duplication: (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes, deferrable securities or other similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (iv) all obligations of such Person as lessee under capital leases; (v) all non-contingent obligations of such Person to reimburse or prepay any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument; (vi) all debt of others secured by a Lien on any asset of such Person, whether or not such debt is assumed by such Person; and (vii) all debt of others guaranteed by such Person and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or otherwise to assure a creditor against loss (in each case excluding any unfunded commitments of the Borrower with respect to any Variable Funding Asset).

“Indemnified Amounts” has the meaning set forth in Section 16.1.

“Indemnified Party” has the meaning set forth in Section 16.1.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Transaction Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Master Participation Agreement” means the Master Participation and Assignment Agreement dated as of the Effective Date between the Borrower and the Equityholder, as participation seller.

“Material Action” means an action to institute proceedings to have the Borrower be adjudicated bankrupt or insolvent, to file any insolvency case or proceeding, to institute proceedings under any applicable insolvency law, to seek relief under any law relating to relief from debts or the protection of debtors, or consent to the institution of bankruptcy or insolvency proceedings against the Borrower or file a petition seeking, or consent to, reorganization or relief with respect to the Borrower under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Borrower or a substantial part of its property, or make any assignment for the benefit of creditors of the Borrower, or admit in writing the Borrower’s inability to pay its debts generally as they become due, or take action in furtherance of any such action.

“Material Adverse Effect” means a material adverse effect on: (a) the assets, operations, properties, financial condition, or business of the Borrower or the Servicer; (b) the ability of the Borrower or the Servicer to perform its obligations under this Agreement or any of the other Transaction Documents; (c) the validity or enforceability of (x) this Agreement or any of the other Transaction Documents against the Borrower, the Servicer or the Equityholder or (y) the rights and remedies of the Secured Parties hereunder or thereunder taken as a whole; or (d) the aggregate value of the Collateral or on the assignments and security interests granted by the Borrower in this Agreement.

“Material Modification” means any amendment or waiver of, or modification or supplement to, any Underlying Instrument governing a Collateral Obligation executed or effected on or after the related Cut-Off Date which:

(a) reduces or forgives any or all of the principal amount due under such Collateral Obligation;

(b) (i) waives one or more interest payments, (ii) permits any interest due in cash to be deferred or capitalized and added to the principal amount of such Collateral Obligation (other than any deferral or capitalization already allowed by the terms of any Deferrable Collateral Obligation as of the related Cut-Off Date) or (iii) reduces the spread or coupon payable on such Collateral Obligation; provided that no such reduction of 0.5% or less of the spread or coupon payable on such Collateral Obligation as of the related Cut-off Date shall constitute a Material Modification if the Servicer certifies to the Facility Agent that such reduction was not due to a deterioration in the creditworthiness of any related Obligor;

(c) contractually or structurally subordinates such Collateral Obligation by operation of (i) any priority of payment provisions, (ii) turnover provisions, (iii) the transfer of assets for the purpose of limiting recourse to the related Obligor or (iv) the granting of Liens (other than by the granting of Permitted Liens) on any of the collateral securing such Collateral Obligation, each that requires the consent of the Borrower or any lenders thereunder;

“Minimum Weighted Average Coupon Test” means a test that will be satisfied on any date of determination (unless otherwise ~~determined~~waived by the Facility Agent in its sole discretion) if the Weighted Average Coupon on such date is equal to or greater than 4.00%.

“Minimum Weighted Average Spread Test” means a test that will be satisfied on any date of determination if the Weighted Average Spread on such date is equal to or greater than (a) on and after the Twentieth Amendment Effective Date and prior to the nine-month anniversary of the Twentieth Amendment Effective Date, the sum of (i) the product of (x) the BSL Percentage multiplied by (y) 4% plus (ii) the product of (x) the Non-BSL Percentage multiplied by (y) 5% or (b) thereafter, 5.00%.

“Monthly Report” means a monthly report in the form of Exhibit D prepared as of the close of business on each Reporting Date.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Moody’s Industry Classification” means the industry classifications set forth in Schedule 2, as such industry classifications shall be updated at the option of the Facility Agent in its sole discretion if Moody’s publishes revised industry classifications.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 3(37) or Section 4001(a)(3) of ERISA, as applicable, in respect of which the Borrower or any ERISA Affiliate has or would reasonably be expected to have any obligation or liability, contingent or otherwise.

“Multiple of Recurring Revenue Loan” means any Loan that is structured based on a multiple of the related Obligor’s Revenue.

“Ninth Amendment Effective Date” means August 5, 2019.

“Non-Approval Event” means, as of any date of determination, an event that (x) will be deemed to have occurred if the ratio (measured on a rolling six-month basis) of (i) the number of Asset Approval Requests resulting in Non-Approved Loans over (ii) the total number of Asset Approval Requests (including any Asset Approval Request delivered with respect to a Collateral Obligation on the Pre-Approved List) is greater than 50% and (y) will be continuing until the conditions set forth in clause (x) of this definition are no longer true; provided that, until fifteen (15) Eligible Collateral Obligations (including any Asset Approval Request delivered with respect to a Collateral Obligation on the Pre-Approved List) have been submitted to the Facility Agent by the Borrower, the ratio of clause (x)(i) over clause (x)(ii) shall be deemed to be zero.

“Non-Approved Loan” means each obligation that is otherwise fully eligible for inclusion in the Borrowing Base for which an Asset Approval Request is submitted by the Servicer to the Facility Agent, and such Asset Approval Request is not approved by the Facility Agent; provided that an obligation shall only constitute a Non-Approved Loan if the Servicer or an Affiliate thereof has entered into the related Underlying Instruments with the related obligor on terms substantially similar to those disclosed in the related Asset Approval Request.

in its sole discretion), which schedule specifies, as to each listed asset, (a) the price at which such asset may be purchased (or an agreed-upon) means of determining the price at which such asset may be purchased by the Borrower, (b) the principal balance (or related commitment) of such asset that may be purchased, (c) an agreed-upon Discount Factor for such asset (which Discount Factor may be updated in accordance with Section 2.7(b) if a Revaluation Event occurs with respect to such asset), (d) the time period during which the Borrower may purchase such asset (which, unless otherwise specified shall be 45 days); provided that, any asset that does not appear on the initial Pre-Approved List but that is thereafter approved by the Facility Agent pursuant to an Asset Approval Request will be added to the Pre-Approved List and will be eligible for purchase by the Borrower for up to 45 days after such addition, except that an asset so added to the Pre-Approved List pursuant to this clause (d) shall be removed from Schedule 4 after five (5) Business Days if the Borrower has not acquired any portion of such asset and (e) the loan type of such asset.

“Prepayment Fee” has the meaning set forth in the Fee Letter.

“Prepayment Notice” has the meaning set forth in Section 2.4(b)(i).

“Principal Balance” means with respect to any Collateral Obligation as of any date, (i) if such Collateral Obligation is denominated and payable in Dollars, the lower of (A) the Purchase Price paid by the Borrower for such Collateral Obligation and (B) the outstanding principal balance of such Collateral Obligation, and (ii) if such Collateral Obligation is denominated and payable in any Eligible Currency other than Dollars, the equivalent in Dollars (and if such Collateral Obligation is match-funded by Advances in the same Eligible Currency, then the Dollar equivalent shall be determined by the Servicer using the Applicable Conversion Rate, otherwise it shall be determined by the Servicer using the Applicable Exchange Rate) of the lower of (A) the Purchase Price paid by the Borrower for such Collateral Obligation and (B) the outstanding principal balance of such Collateral Obligation, and in ~~each~~the case of clause (i) and clause (ii), exclusive of (x) any deferred or capitalized interest on any Deferrable Collateral Obligation and (y) any unfunded amounts with respect to any Variable Funding Asset; provided, that for purposes of calculating the “Principal Balance” of any Deferrable Collateral Obligation, principal payments received on such Collateral Obligation shall first be applied to reducing or eliminating any outstanding deferred or capitalized interest; provided, further, that for purposes of the calculation set forth in clause (f) of the definition of Excess Concentration Amount, the Principal Balance of each Revolving Loan shall include any unfunded commitment owed by the Borrower with respect thereto. The “Principal Balance” of any Equity Security shall be zero.

“Principal Collection Account” means the collective reference to the segregated, non-interest bearing securities accounts (within the meaning of Section 8-501 of the UCC) identified as principal collection accounts (and with account numbers specified) in the Account Control Agreement, including any and all sub-accounts, which are created and maintained on the books and records of the Securities Intermediary, in each case which are established and maintained pursuant to Section 8.1(a).

“Principal Collections” means any and all amounts of collections received with respect to the Collateral other than Interest Collections, including (but not limited to) (i) all collections attributable to principal on such Collateral (including any proceeds received by the Borrower as a

(b) the occurrence of a Material Modification with respect to such Collateral Obligation that is not previously approved by the Facility Agent (in its sole discretion);

(c) the related Obligor fails to deliver to the Borrower or the Servicer any financial reporting information as required by the Underlying Instruments of such Collateral Obligation (following the lapse of the shorter of any applicable grace period or notice requirement thereunder and thirty (30) days);

(d) with respect to any Enterprise Value Asset that is not a Multiple of Recurring Revenue Loan, the Leverage Multiple with respect to such Collateral Obligation becomes more than 1.00x higher than the Leverage Multiple as calculated when such Collateral Obligation was most recently acquired by the Borrower;

(e) with respect to any Asset Based Obligation, (A) the Borrower fails (or fails to cause the Obligor to) retain an Approved Valuation Firm to re-calculate the Appraised Value of (x) with respect to any such Asset Based Obligation that has intellectual property, equipment or real property, as the case may be, in its borrowing base, the collateral securing such Asset Based Obligation at least once every twelve (12) months that such Loan or Bond is included in the Collateral (subject to a 30 day grace period with respect to any such review) and (y) with respect to all other Asset Based Obligations included in the Collateral, the collateral securing such Loan or Bond at least once every six (6) months that such Loan or Bond is included in the Collateral (subject to a 30 day grace period with respect to any such review) or (B) the Borrower (or the related Obligor, as applicable) changes the Approved Valuation Firm with respect to any Asset Based Obligations that or the related Approved Valuation Firm changes the metric for valuing the collateral of such Loan or Bond, each without the written approval of the Facility Agent;

(f) with respect to any Asset Based Obligation, the Effective LTV of such Collateral Obligation is greater than 1.0 or increases by more than an amount equal to 10% of the Original Effective LTV of such Collateral Obligation;

(g) the occurrence of a default as to the payment of principal and/or interest has occurred and is continuing with respect to another debt obligation of the same Obligor secured by the same collateral which is full recourse (and, solely if there is an applicable standstill period under the related Underlying Instruments, after giving effect to the shorter of (x) the termination of such standstill period and (y) 180 days);

(h) the Servicer places, in its sole discretion, in accordance with the Servicing Standard, such Collateral Obligation on non-accrual status;

(i) with respect to any Fixed Rate Collateral Obligation that provides for current cash pay interest of less than 4.5%, the Minimum Weighted Average Coupon Test is failing as of the most recent Measurement Date;

(j) the related Obligor undergoes a merger, acquisition or other restructuring or sells all or substantially all of its assets;

“Senior Secured Bond” means a debt security (that is not a loan) that is (a) issued by a corporation, limited liability company, partnership or trust or other similar business entity and (b) secured by a valid first priority perfected security interest on specified collateral.

“Servicer” means initially Specialty Credit Services, LLC or any successor servicer appointed pursuant to this Agreement.

“Servicer Default” means the occurrence of one of the following events:

(a) any failure by the Servicer to deposit or credit, or to deliver for deposit, in the Collection Account any amount required hereunder to be so deposited, credited or delivered or to make any required distributions therefrom which failure continues unremedied for a period of two Business Days after the date on which either (x) the Servicer has actual knowledge following due inquiry of such failure or (y) written notice of such failure shall have been given to the Servicer by the Borrower, the Collateral Agent or the Facility Agent;

(b) failure on the part of the Servicer duly to observe or to perform in any respect any other covenant or agreement of the Servicer set forth in this Agreement which failure continues unremedied for a period of 30 days after the date on which written notice of such failure shall have been given to the Servicer by the Borrower, the Collateral Agent, the Administrative Agent or the Facility Agent;

(c) the occurrence of an Insolvency Event with respect to the Servicer;

(d) any representation, warranty or statement of the Servicer made in this Agreement or any certificate, report or other writing delivered pursuant hereto shall prove to be false or incorrect as of the time when the same shall have been made or deemed made (i) which incorrect representation, warranty or statement the Facility Agent determines has a material and adverse effect on (1) the validity, enforceability or collectability against the Servicer of this Agreement or any other Transaction Document or (2) the rights and remedies of any Secured Party with respect to matters arising under this Agreement or any other Transaction Document, and (ii) within 30 days after written notice thereof shall have been given to the Servicer by the Borrower, the Collateral Agent, the Administrative Agent or the Facility Agent, the circumstance or condition in respect of which such representation, warranty or statement was incorrect shall not have been eliminated or otherwise cured;

(e) an Event of Default occurs;

(f) the failure of the Servicer to make any payment when due (after giving effect to any related grace period) under one or more agreements for borrowed money to which it is a party in an aggregate amount in excess of $10,000,000, individually or in the aggregate;

(g) the rendering against the Servicer of one or more final, non-appealable judgments, decrees or orders for the payment of money (to the extent not covered by insurance) in excess of $10,000,000, individually or in the aggregate, and the continuance of such judgment, decree or order unsatisfied and in effect for any period of more than sixty (60) consecutive days without a stay of execution; ~~or~~

(h) a Change of Control occurs~~.~~; or

(i) any assignment of the rights or obligations as “Servicer” hereunder to any Person (other than (A) any replacement Servicer as permitted under Section 7.2(c) or (B) a member of the Silver Point Group) without the prior written consent of the Facility Agent in its sole and absolute discretion.

“Servicer Expenses” means any accrued and unpaid expenses (including reasonable attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower to the Servicer (other than the Servicing Fee) under the Transaction Documents.

“Servicing Fee” means with respect to any Distribution Date, the fee payable to the Servicer or successor servicer (as applicable) for services rendered during the related Collection Period, which shall be equal to one-twelfth of the product of (i) the Servicing Fee Percentage multiplied by (ii) the average of the values of the Aggregate Eligible Collateral Obligation Amount on the first day and the last day of the related Collection Period.

“Servicing Fee Percentage” means (a) if the Servicer is Specialty Credit Services, LLC, or any Affiliate of the Silver Point Group, 0%, or (b) otherwise, a percentage agreed between the Facility Agent and the successor Servicer.

“Servicing Standard” means, with respect to any Collateral Obligations, to service and administer such Collateral Obligations on behalf of the Borrower for the benefit of the Secured Parties in accordance with the Underlying Instruments and all customary and usual servicing practices which are consistent with: (i) the provisions of the Investment Advisers Act of 1940, as amended, applicable to the Servicer, (ii) the same care, skill, prudence and diligence with which the Servicer services and administers loans for its own account or for the account of others and (iii) solely with respect to Collateral Obligations which satisfy clauses (a) through (d) of the definition of “Broadly Syndicated First Lien Loan” (whether or not they are First Lien Loans) or clauses (a) through (d) of the definition of “Broadly Syndicated Second Lien Loan” (whether or not they are Second Lien Loans) and to the extent not inconsistent with the foregoing clause (i), the customary and usual servicing practices that a prudent loan investor or lender would use in servicing loans like the Collateral Obligations for its own account.

“Silver Point Facility Agent” means, with respect to any Underlying Instrument with respect to which the Servicer, the Equityholder, the Investment Manager or any of their respective Affiliates is the agent for the receipt and disbursement of payments and/or advances, such Person acting in such agency capacity.

“Silver Point Group” means any of the Silver Point Partners (together with any trusts or estate planning vehicles established for the benefit of such partner’s family members), employees, and Affiliates (that are a part of the Silver Point platform), in each case, of Silver Point Capital, L.P.

“Silver Point Partners” means any of the then incumbent (as of the Effective Date) partners of Silver Point Capital, L.P. (in each case, to the extent such partners provide

“Standard & Poor’s” or “S&P” means S&P Global Ratings, an S&P Global business and any successor or successors thereto.

“Structured Finance Obligation” means any obligation secured directly by, referenced to, or representing ownership of, a pool of receivables or other financial assets of any obligor, including collateralized debt obligations and mortgage-backed securities, including (but not limited to) collateral debt obligations, collateral loan obligations, asset backed securities and commercial mortgage backed securities or any resecuritization thereof.

“Subsidiary” means, with respect to any Person, a corporation, partnership or other entity of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares or interests as have more than 50% of the ordinary voting power for the election of directors, managers or general partners, as applicable.

“Substituted Collateral Obligation” means, with respect to any Collection Period, any Warranty Collateral Obligation with respect to which the Equityholder has substituted in a replacement Eligible Collateral Obligation pursuant to Section 7.11 and the Sale Agreement.

“Supported QFC” has the meaning set forth in Section 17.20.

“Tangible Net Worth” means, with respect to any Person, the consolidated assets minus the consolidated liabilities of such Person and its consolidated Subsidiaries calculated in accordance with GAAP after subtracting therefrom the aggregate amount of the intangible assets of such Person and its consolidated Subsidiaries, including, without limitation, goodwill, franchises, licenses, patents, trademarks, tradenames, copyrights and service marks.

“Target Portfolio Amount” means $153,000,000~~, as such amount shall be increased or decreased pro rata (or as otherwise agreed to by the Facility Agent in its sole discretion) in connection with any increase or decrease, as applicable, in the Facility Amount~~.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

“Term CORRA” means, for any calculation with respect to an Advance in CAD (other than an Advance bearing interest at the Alternate Base Rate), the greater of (i) 0.25% and (ii) the Term CORRA Reference Rate for a tenor of three (3) months on the day (such day, the “Term CORRA Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of the relevant Accrual Period, as such rate is published by the Term CORRA Administrator.

“Term CORRA Adjustment” means 0.32138% (32.138 basis points).

“Term CORRA Administrator” means Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.

such purchase and sale of Advances Outstanding shall occur on the second Business Day following delivery of the related FX Reallocation Notice (or, if the related FX Reallocation Notice is delivered to any Lender after 4:00 p.m., London time, on the third Business Day following delivery of such FX Reallocation Notice).

(iii) Notwithstanding anything to the contrary herein, at no time shall (w) any CAD Lender have any obligation to fund any Advance in an Eligible Currency other than CADs, (x) any Dollar Lender have any obligation to fund any Advance in an Eligible Currency other than Dollars, (y) any Dollar Lender have any obligation to fund any Advance in an Eligible Currency other than Euros or (z) any GBP Lender have any obligation to fund any Advance in an Eligible Currency other than GBPs.

Section 2.3 Notes. The Borrower shall, upon request of any Lender, on or after such Lender becomes a party hereto (whether on the Effective Date or by assignment or otherwise), execute and deliver a Note evidencing the Advances of such Lender. Each such Note shall be payable to a Lender in a face amount equal to the applicable Lender’s Commitment as of the Effective Date or the effective date on which such Lender becomes a party hereto, as applicable. The Borrower hereby irrevocably authorizes each Lender make (or cause to be made) appropriate notations on the grid attached to the Note payable to such Lender (or on any continuation of such grid, or at the option of such Lender, in its records), which notations, if made, shall evidence, inter alia, the date of the outstanding principal of the Advances evidenced thereby and each payment of principal thereon. Such notations shall be rebuttably presumptive evidence of the subject matter thereof absent manifest error; provided, that the failure to make any such notations shall not limit or otherwise affect any of the Obligations or any payment thereon.

Section 2.4 Repayment and Prepayments. (a) The Borrower shall repay the amount of the Advances ~~outstanding (b)~~Outstanding (i) on each Distribution Date to the extent required to be paid hereunder and funds are available therefor pursuant to Section 8.3 and ~~(c)~~ (ii)  in full on the Facility Termination Date.

(b) ~~(d)~~ Prior to the Facility Termination Date, the Borrower may, from time to time, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Advance using Principal Collections on deposit in the Principal Collection Account or other funds available to the Borrower on such date; provided, that

(i) all such voluntary prepayments shall require prior written notice to the Administrative Agent (with a copy to the Collateral Agent) by 11:00 a.m. New York City time two (2) Business Days prior to such voluntary prepayment, which notice (herein called the “Prepayment Notice”) shall be in the form of Exhibit C-4 and shall include (among other things) the proposed date of such prepayment and the amount and allocation of such prepayment;

(ii) each such voluntary partial prepayment shall be in a minimum amount of $100,000, $100,000 CAD, 100,000 Euros or 100,000 GBP, as applicable;

(iii) each prepayment shall be applied on the Business Day received by the Administrative Agent if received by 3:00 p.m., New York City time, on such day as Amount Available constituting Principal Collections pursuant to Section 8.3(a) as if (x) the date of such

(a) In connection with the purchase of each Collateral Obligation and prior to such Collateral Obligation being purchased by the Borrower and included in the Collateral, the Facility Agent will assign (in its sole discretion) a Discount Factor for such Collateral Obligation, which Discount Factor shall remain effective for such Collateral Obligation except as provided in clause (b) below.

(b) If a Revaluation Event (other than a Specified Revaluation Event) occurs with respect to any Collateral Obligation, the Discount Factor of such Collateral Obligation may be amended by the Facility Agent, in its sole discretion; provided that in the event of a Revaluation Event pursuant to clause (k) of the definition thereof, then (x) if such Collateral Obligation was sold at a price (as a percentage of par) greater than 60%, the Discount Factor of such Collateral Obligation, if decreased by the Facility Agent, may only be decreased such that the Discount Factor is no less than the price (as a percentage of par) at which the relevant portion of such Collateral Obligation was sold and (y) if such Collateral Obligation was sold or disposed of at a price (as a percentage of par) less than or equal 60%, the Discount Factor of such Collateral Obligation may be amended by the Facility Agent in its sole discretion. If a Specified Revaluation Event occurs with respect to any Collateral Obligation, then (i) the Discount Factor of such Collateral Obligation may be amended by the Facility Agent, in its sole discretion and (ii) ninety (90) days after the occurrence of such Revaluation Event, the Discount Factor of such Collateral Obligation will automatically be reduced to zero unless such Collateral Obligation has been modified and such modification has been approved by the Facility Agent in its sole discretion. The Facility Agent will provide written notice of the revised Discount Factor to the Borrower, the Servicer and the Collateral Agent. To the extent the Servicer has actual knowledge or has received notice of any Revaluation Event with respect to any Collateral Obligation, the Servicer shall give prompt notice thereof to the Facility Agent (with a copy to the Collateral Agent) (but, in any event, not later than three (3) Business Days after it receives notice or gains actual knowledge thereof).

Section 2.8 Increase in Facility Amount. ~~(a)~~ The Borrower may, with the prior written consent of the Facility Agent (which consent may be conditioned on one or more conditions precedent in its sole discretion), (i) increase the Commitment of the existing Lenders (pro rata) with the consent of each such Lender, (ii) add additional Lenders and/or (iii) increase the Commitment of any Lender with the consent of each such Lender, in each case which shall increase the Facility Amount by the amount of the Commitment of each such existing or additional Lender; provided, that after giving effect to the increase described above in clause (i), (ii) and (iii), in no event shall the aggregate Commitment exceed $500,000,000. If any Commitment is increased pursuant to this Section 2.08, the Facility Agent shall promptly provide notice of such increase to the Administrative Agent (who shall forward a copy of such notice to each Lender and the Collateral Agent).

~~(b) The Borrower:~~

~~(i) may, at any time after the Twentieth Amendment Effective Date and no later than the date that is two (2) Business Days prior to the three-month anniversary of the Twentieth Amendment Effective Date (the “Increase Date”), deliver a written notice (the “Increase Notice”) to the Facility Agent and the Collateral Agent (A) certifying that (I) no Event~~

~~of Default or Unmatured Event of Default has occurred and is continuing and (II) the representations and warranties of the Borrower and the Servicer contained in this Agreement and the other Transaction Documents are true and correct in all material respects on and as of such day and (B) requesting an increase in the Commitment of each existing Lender in an amount up to the amount set forth under “Maximum Optional Increase in the Facility Amount” in Annex B hereto for such Lender (the amount so requested being the “Optional Increased Facility Amount”); and~~

~~(ii) shall, at any time after the Twentieth Amendment Effective Date and no later than the date that is two (2) Business Days prior to Increase Date, deliver an Increase Notice to the Facility Agent and the Collateral Agent (A) certifying that (I) no Event of Default or Unmatured Event of Default has occurred and is continuing and (II) the representations and warranties of the Borrower and the Servicer contained in this Agreement and the other Transaction Documents are true and correct in all material respects on and as of such day and (B) requesting an increase in the Commitment of each existing Lender in an amount equal to the amount set forth under “Maximum Mandatory Increase in the Facility Amount” in Annex B hereto for such Lender (the amount so requested being the “Mandatory Increased Facility Amount” and, together with the Optional Increased Facility Amount, each an “Increased Facility Amount”).~~

~~Subject to the last paragraph of this Section 2.8(b), each Lender hereby agrees to increase its respective Commitment as set forth in clause (ii) above; provided that any increase in such Lender’s Commitment in excess thereof shall require the consent of the Facility Agent and such Lender.~~

~~All increases under both clause (i) and clause (ii) above shall not cause the Commitment of any Lender to exceed its respective Maximum Commitment as provided for in Annex B.~~

~~Upon (I) with respect to a Mandatory Increased Facility Amount, the payment in full of all Fees due under any Fee Letter occurring on such date in connection with such Mandatory Increased Facility Amount, or (II) with respect to an Optional Increased Facility Amount, approval of such increase by the relevant Lender and the payment in full of all Fees due under any Fee Letter occurring on such date in connection with such Optional Increased Facility Amount, as applicable, the Facility Amount shall be increased by the relevant Increased Facility Amount on the next Business Day immediately following the receipt of the applicable Increase Notice by the Facility Agent and the Collateral Agent. The time period to deliver the Increase Notice may be extended to a date mutually agreed upon by all Lenders whose Commitment may be subject to any such increase, the Borrower and the Facility Agent.~~

ARTICLE III

YIELD, UNDRAWN FEE, ETC.

Section 3.1 Yield and Undrawn Fee. (a) The Borrower hereby promises to pay, on the dates specified in Section 3.2, Yield on the outstanding amount of each Advance (or each portion thereof) for the period commencing on the applicable Advance Date until such Advance reimbursement, which date shall not be earlier than two (2) Business Days following delivery of such notice.

Section 8.3 Distributions, Reinvestment and Dividends. (a) On each Distribution Date, the Collateral Agent shall distribute from the Collection Account, in accordance with the applicable Monthly Report prepared by the Collateral Agent pursuant to Section 8.5, the Amount Available for such Distribution Date in the following order of priority:

(i) From the Interest Collection Account, the Amount Available constituting Interest Collections for such Distribution Date in the following order of priority:

(A) FIRST, to the payment of taxes and governmental fees owing by the Borrower, if any, which expenses shall not exceed $25,000 on any Distribution Date;

(B) SECOND, first (1) to the Collateral Agent, the Securities Intermediary and the Collateral Custodian, any accrued and unpaid Collateral Agent Fees and Expenses and Collateral Custodian Fees and Expenses for the related Collection Period, which expenses shall not exceed in the aggregate the amount of the Capped Fees/Expenses and second (2) to the Servicer, any accrued and unpaid Servicer Expenses, which Servicer Expenses shall not exceed either (x) $25,000 on any Distribution Date or (y) $50,000 in any calendar year;

(C) THIRD, to the Servicer, to the Servicer, any accrued and unpaid Servicing Fee for the related Collection Period;

(D) FOURTH, to the Administrative Agent for onward distribution, pro rata, based on the amounts owed to such Persons under this Section 8.3(a)(i)(D), (1) to the Lenders, an amount equal to the Yield on the Advances accrued during the Accrual Period with respect to such Distribution Date (and any Yield with respect to any prior Accrual Period to the extent not paid on a prior Distribution Date), (2) to the Facility Agent on behalf of the Lenders, all accrued and unpaid Fees and Indemnified Amounts due to the Lenders and the Facility Agent and (3) to the Hedge Counterparties, any amounts owed by the Borrower on the current and prior Distribution Dates to the Hedge Counterparties under Hedging Agreements (other than Hedge Breakage Costs), together with interest accrued thereon;

(E) FIFTH, to the Administrative Agent for onward distribution to the Lenders pro rata in accordance with the amount of the outstanding Advances (1) in the amount necessary to reduce the Advances ~~outstanding~~Outstanding to an amount (x) not to exceed the lower of the Borrowing Base and the Maximum Availability and (y) necessary to cure the Minimum Equity Test, (2) if the Minimum Diversity Test is not satisfied on such Distribution Date, in the amount necessary to reduce the Advances ~~outstanding to~~Outstanding to zero and (3) in the amount necessary to reduce the Advances Outstanding to an amount such that after giving effect to such reduction the Foreign Currency Advance Amount is less than the Foreign Currency Sublimit;

(F) SIXTH, after the end of the Revolving Period, to the Administrative Agent for onward distribution to the Lenders pro rata to repay the Advances ~~outstanding~~Outstanding, in an amount equal to the product of (a) all remaining Amount Available constituting Interest Collections and (b) the applicable Lender Allocation Percentage;

(G) SEVENTH, to any Affected Persons, any Increased Costs then due and owing;

(H) EIGHTH, pro rata based on amounts owed to such Persons by the Borrower under this Section 8.3(a)(i)(H), to the Hedge Counterparties, any unpaid Hedge Breakage Costs, together with interest accrued thereon;

(I) NINTH, to the extent not previously paid pursuant to Section 8.3(a)(i)(A) above, to the payment of taxes and governmental fees owing by the Borrower, if any;

(J) TENTH, to the extent not previously paid by or on behalf of the Borrower, to each Indemnified Party, any Indemnified Amounts then due and owing to each such Indemnified Party;

(K) ELEVENTH, to the extent not previously paid pursuant to Section 8.3(a)(i)(B) above, pro rata based on amounts owed to such Persons, (1) to the Collateral Agent and the Collateral Custodian, any Collateral Agent Fees and Expenses and Collateral Custodian Fees and Expenses due to the Collateral Agent and the Collateral Custodian and (2) to the Administrative Agent, any Administrative Agent Fees and Expenses due to the Administrative Agent;

(L) TWELFTH, to pay any other amounts due from the Borrower under this Agreement and the other Transaction Documents and not previously paid pursuant to this Section 8.3(a)(i)(A);

(M) THIRTEENTH, to pay any other amounts due and payable by the Borrower or otherwise under this Agreement and the other Transaction Documents and not previously paid pursuant to this Section 8.3(a);

(N) FOURTEENTH, during the Revolving Period, (x) during an Unmatured Event of Default, to remain in the Interest Collection Account as Interest Collections or (y) otherwise, at the election of the Borrower (or the Servicer on its behalf), the remaining Amount Available constituting Interest Collections to (1) the Borrower for distribution to the Equityholder or (2) the Principal Collection Account for reinvestment in Collateral Obligations; and

(O) FIFTEENTH, after the Revolving Period, (x) during an Unmatured Event of Default, to remain in the Interest Collection Account as Interest Collections or (y) otherwise, the remaining Amount Available, to the Borrower for distribution to the Equityholder.

(ii) From the Principal Collection Account, the Amount Available constituting Principal Collections for such Distribution Date in the following order of priority:

(A) FIRST, to pay, in accordance with Section 8.3(a)(i) above, the amounts referred to in clauses (A) through (E), in that order, but, in each case, only to the extent not paid in full thereunder;

(B) SECOND, after the end of the Revolving Period and to the extent not paid pursuant to Section 8.3(a)(i)(F), to the Administrative Agent for onward distribution to the Lenders pro rata to repay the Advances ~~outstanding~~Outstanding;

(C) THIRD, to pay, in accordance with Section 8.3(a)(i) above, the amounts referred to in clauses (G) and (H) of such Section 8.3(a)(i) but, in each case, only to the extent not paid in full thereunder;

(D) FOURTH, to pay, in accordance with Section 8.3(a)(i) above, the amounts referred to in clause (I) of such Section 8.3(a)(i) but, in each case, only to the extent not paid in full thereunder;

(E) FIFTH, to pay, in accordance with Section 8.3(a)(i) above, the amounts referred to in clause (J) of such Section 8.3(a)(i) but only to the extent not paid in full thereunder;

(F) SIXTH, to the extent not previously paid pursuant to Section 8.3(a)(i)(B), to the Collateral Agent, the Securities Intermediary and the Collateral Custodian, any costs and expenses due to the Collateral Agent, the Securities Intermediary and the Collateral Custodian and (ii) to the extent not previously paid pursuant to Section 8.3(a)(i)(K) and pro rata based on amounts owed to such Persons, (1) to the Collateral Agent, the Securities Intermediary and the Collateral Custodian, any costs and expenses due to the Collateral Agent, the Securities Intermediary and the Collateral Custodian and (2) to the Administrative Agent, any costs and expenses due to the Administrative Agent under the Transaction Documents (in each case other than Increased Costs and Indemnified Amounts);

(G) SEVENTH, to pay, in accordance with Section 8.3(a)(i) above, the amounts referred to in clause (L) of such Section 8.3(a)(i) but only to the extent not paid in full thereunder;

(H) EIGHTH, to pay, in accordance with Section 8.3(a)(i) above, the amounts referred to in clause (M) of such Section 8.3(a)(i) but only to the extent not paid in full thereunder;

(I) NINTH, during the Revolving Period, at the election of the Borrower (or the Servicer on its behalf), (1) to the Collateral Agent for payment to the Borrower for distribution to the Equityholder or (2) to remain in the Principal Collection Account as Principal Collections; and

(J) TENTH, after the end of the Revolving Period, the remaining Amount Available to the Borrower for distribution to the Equityholder.

(b) During the Revolving Period, the Borrower may withdraw from the Collection Account any Principal Collections and apply such Principal Collections to (A) prepay the Advances ~~outstanding~~Outstanding in accordance with Section 2.4 or (B) acquire additional Collateral Obligations (each such reinvestment of Principal Collections, a “Reinvestment”), subject to the following conditions:

(i) the Borrower shall have given written notice to the Collateral Agent and the Facility Agent of the proposed Reinvestment at or prior to 3:00 p.m., New York City time, one Business Day prior to the proposed date of such Reinvestment (the “Reinvestment Date”). Such notice (the “Reinvestment Request”) shall be in the form of Exhibit C-2 and shall include (among other things) the proposed Reinvestment Date, the amount of such proposed Reinvestment and a Schedule of Collateral Obligations setting forth the information required therein with respect to the Collateral Obligations to be acquired by the Borrower on the Reinvestment Date (if applicable);

(ii) each condition precedent set forth in Section 6.2 shall be satisfied;

(iii) upon the written request of the Borrower (or the Servicer on the Borrower’s behalf) delivered to the Collateral Agent no later than 11:00 a.m. New York City time on the applicable Reinvestment Date, the Collateral Agent shall have provided to the Facility Agent by facsimile or e-mail (to be received no later than 1:30 p.m. New York City time on that same day) a statement reflecting the total amount on deposit on such day in the Collection Account; and

(iv) any Reinvestment Request given by the Borrower pursuant to this Section 8.3(b), shall be irrevocable and binding on the Borrower.

Subject to the Collateral Agent’s receipt of an Officer’s Certificate of the Servicer as to the satisfaction of the conditions precedent set forth in Section 6.2 and this Section 8.3, the Collateral Agent will release funds from the Collection Account to the Borrower in an amount not to exceed the lesser of (A) the amount requested by the Borrower and (B) the amount of Collections on deposit in the Collection Account.

(c) To the extent necessary to make payments in any Eligible Currency pursuant to Section 8.3(a), the Servicer agrees to provide written instruction to the Collateral Agent, on the Determination Date immediately preceding each Distribution Date, to convert amounts on deposit in the applicable Collection Account into any Eligible Currency (pro rata based on available amounts from each other Eligible Currency, unless otherwise directed in writing by the Servicer) using the Applicable Conversion Rate. All risk and expense incident to such conversion is the responsibility of the Borrower and the Collateral Agent shall have (x) no responsibility for fluctuations in exchange rates affecting any Collections or conversion thereof and (y) to the extent it complies with the instructions provided by the Servicer, no

Section 9.27 Separate Existence. The Borrower is operated as an entity with assets and liabilities distinct from those of any of its Affiliates or any Affiliates of the Equityholder, and the Borrower hereby acknowledges that the Facility Agent and each of the Lenders are entering into the transactions contemplated by this Agreement in reliance upon the Borrower’s identity as a separate legal entity. Since its formation, the Borrower has been (and will be) operated in such a manner as to comply with the covenants set forth in Section 10.5.

There is not now, nor will there be at any time in the future, any agreement or understanding between the Borrower and the Equityholder (other than as expressly set forth herein and the other Transaction Documents) providing for the allocation or sharing of obligations to make payments or otherwise in respect of any Taxes, fees, assessments or other governmental charges.

Section 9.28 Transaction Documents. The Transaction Documents delivered, together with the Constituent Documents of the Borrower, to the Facility Agent represent all material agreements between the Equityholder, on the one hand, and the Borrower, on the other. Upon the purchase and/or contribution of each Collateral Obligation (or an interest in a Collateral Obligation) pursuant to this Agreement or the Sale Agreement, the Borrower shall be the lawful owner of, and have good title to, such Collateral Obligation and all assets relating thereto, free and clear of any Adverse Claim. All such assets are transferred to the Borrower without recourse to the Equityholder except as described in the Sale Agreement and the Master Participation Agreement. The purchases of such assets by the Borrower constitute valid and true sales for consideration (and not merely a pledge of such assets for security purposes) and the contributions of such assets received by the Borrower constitute valid and true transfers for consideration, each enforceable against creditors of the Equityholder, and no such assets shall constitute property of the Equityholder.

Section 9.29 EEA Financial Institution. The Borrower is not an EEA Financial Institution.

Section 9.30 Anti-Terrorism, Anti-Money Laundering. (a) None of the Borrower nor, to the knowledge of the Borrower, any officer, employee or director acting on behalf of the Borrower, (i) is (A) a comprehensively sanctioned country or territory, an organization, person or entity named on any sanctions list administered or imposed by the U.S. Government including, without limitation, the Office of Foreign Asset Control (“OFAC”) list, or any other list maintained for the purposes of sanctions enforcement by any of the United Nations, the European Union, His Majesty’s Treasury in the UK, Germany, Canada or Australia, (collectively, “Sanctions”), including but not limited to Belarus, Cuba, Iran, ~~Syria,~~ North Korea, the occupied territories in the “Donetsk People’s Republic” region of Ukraine, ~~the occupied territories in the “Luhansk People’s Republic” region of Ukraine, and the Crimean region of Ukraine, and for the purposes of this Agreement, Afghanistan and the occupied territories in the “Kherson” region of Ukraine, and the occupied territories in the “~~Russia, Syria, Venezuela (government only) and the non-government-controlled areas of Ukraine being the Crimea, Donetsk, Luhansk, Kherson and Zaporizhzhia~~” region of Ukraine~~ regions (the “Sanctioned Countries”); (B) a Person that resides or is organized in any of the Sanctioned Countries or in any jurisdiction or which is designated as a “Non-Cooperative Jurisdiction” by the Financial

(c) The Borrower shall maintain its computer systems, if any, so that, from and after the time of the first Advance under this Agreement, the Borrower’s master computer records (including archives) that shall refer to the Collateral indicate clearly that such Collateral is subject to the first priority security interest in favor of the Collateral Agent, for the benefit of the Secured Parties. Indication of the Collateral Agent’s (for the benefit of the Secured Parties) security interest shall be deleted from or modified on the Borrower’s computer systems when, and only when, the Collateral in question shall have been paid in full, the security interest under this Agreement has been released in accordance with its terms, upon such Collateral Obligation becoming a Repurchased Collateral Obligation or Substituted Collateral Obligation, or otherwise as expressly permitted by this Agreement.

Section 10.2 Other Liens or Interests. Except for the security interest granted hereunder and as otherwise permitted pursuant to Sections 7.10, 7.11 and 10.16, the Borrower will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on the Collateral or any interest therein (other than Permitted Liens), and the Borrower shall defend the right, title, and interest of the Collateral Agent (for the benefit of the Secured Parties) and the Lenders in and to the Collateral against all claims of third parties claiming through or under the Borrower (other than Permitted Liens).

Section 10.3 Costs and Expenses. The Borrower shall pay (or cause to be paid) all of its reasonable costs and disbursements in connection with the performance of its obligations hereunder and under the Transaction Documents.

Section 10.4 Reporting Requirements. The Borrower shall furnish, or cause to be furnished, to the Facility Agent and the Administrative Agent (who shall forward a copy to each Lender and the Collateral Agent):

(a) as soon as possible and in any event within three Business Days after a Responsible Officer of the Borrower shall have knowledge of the occurrence of an Event of Default, Unmatured Event of Default, Revaluation Event, Servicer Default or Unmatured Servicer Default, the statement of an Executive Officer of the Borrower setting forth complete details of such event and the action which the Borrower has taken, is taking and proposes to take with respect thereto;

(b) promptly, from time to time, such other information, documents, records or reports respecting the Collateral Obligations or the Related Security and the other Collateral in possession of or available to the Borrower or the Servicer as such Person may, from time to time, reasonably request;

(c) promptly, from time to time, such information concerning the condition or operations, financial or otherwise, of the Borrower as such Person may, from time to time, reasonably request;

(d) promptly, in reasonable detail, of (i) ~~of~~ any Adverse Claim known to it that is made or asserted against any of the Collateral and (ii) any Material Modification known to it;

Section 15.2 Documentation. In connection with any permitted assignment, each Lender shall deliver to each assignee an assignment, in such form as such Lender and the related assignee may agree, duly executed by such Lender assigning any such rights, obligations, Advance or Note to the assignee; and such Lender shall promptly execute and deliver all further instruments and documents, and take all further action, that the assignee may reasonably request, in order to perfect, protect or more fully evidence the assignee’s right, title and interest in and to the items assigned, and to enable the assignee to exercise or enforce any rights hereunder or under the Notes evidencing such Advance. In the case of an assignment of any Commitment (or any portion thereof) or any Advance (or any portion thereof) the assignee shall execute and deliver to the Servicer, the Borrower, the Administrative Agent, the Facility Agent and the Collateral Agent a fully executed assignment thereof or a Joinder Agreement substantially in the form of Exhibit E hereto. If the assignee is not an existing Lender it shall deliver to the Administrative Agent any tax forms and other information requested by the Administrative Agent for purposes of conducting its customary “know your customer” inquiries.

Section 15.3 Rights of Assignee. Upon the foreclosure of any assignment of any Advances made for security purposes, or upon any other assignment of any Advance from any Lender pursuant to this Article XV, the respective assignee receiving such assignment shall have all of the rights of such Lender hereunder with respect to such Advances and all references to the Lender or Lenders in Sections 4.3 or 5.1 shall be deemed to apply to such assignee.

Section 15.4 Assignment by Lenders. No Lender may assign an interest in, or sell a participation interest in any Advance (or portion thereof) or its Commitment (or any portion thereof) to any Person except pursuant to any one of the following clauses (a) through (e)~~;~~ :

(a) if an Event of Default has occurred and is continuing;

(b) to an Affiliate of such Lender;

(c) to another Lender;

(d) to any Person if such Lender makes a determination that its ownership of any of its rights or obligations hereunder is prohibited by Applicable Law (including, without limitation, the Volcker Rule and/or GBSA); or

(e) to any Person with the prior written consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned);

provided that the Lenders shall not assign any interest in, or sell a participation in any Advance (or portion thereof) or its Commitment (or any portion thereof), to the Equityholder or any Affiliate of the Equityholder; provided, further, that each Lender shall, except with respect to any such assignment or any such sale to any of the entities set forth in clauses (b), (c) and (d) above, first offer to sell such interest(s) to (i) the Lender affiliated with the Facility Agent and if, such Lender does not accept such offer within ten (10) Business Days, then (ii) to each remaining Lender (pro rata) for a period of ten (10) Business Days prior to offering to any Person that is not an existing Lender~~:~~.

~~(a) if an Event of Default has occurred and is continuing;~~

~~(b) to an Affiliate of such Lender;~~

~~(c) to another Lender;~~

~~(d) to any Person if such Lender makes a determination that its ownership of any of its rights or obligations hereunder is prohibited by Applicable Law (including, without limitation, the Volcker Rule); or~~

~~(e) to any Person with the prior written consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned).~~

Unless an Unmatured Event of Default or Event of Default has occurred, no interest in any Advance or portion thereof, or any Commitment, shall be transferred unless the transferee (together with its Affiliates) holds Advances or Commitments at least equal to 10% of the aggregate amount of all Advances and Commitments then outstanding or in effect.

Each Lender shall endorse the Notes to reflect any assignments made pursuant to this Article XV or otherwise.

Section 15.5 Registration; Registration of Transfer and Exchange. (a) The Administrative Agent, acting solely for this purpose as agent for the Borrower (and, in such capacity, the “Loan Registrar”), shall maintain a register for the recordation of the name and address of each Lender (including any assignees), and the principal amounts (and stated interest) owing to such Lender pursuant to the terms hereof from time to time (the “Loan Register”). The entries in the Loan Register shall be conclusive absent manifest error, and the Borrower, the Collateral Agent, the Administrative Agent, the Facility Agent and each Lender shall treat each Person whose name is recorded in the Loan Register pursuant to the terms hereof as a Lender hereunder. The Loan Register shall be available for inspection by any Lender and the Collateral Agent at any reasonable time and from time to time upon reasonable prior notice, and any such Person may request an electronic copy thereof at any time upon reasonable prior notice. The Loan Registrar shall not be responsible for monitoring, calculating or determining whether any group of Lenders constitutes the Required Lenders hereunder nor shall the Loan Registrar be responsible or liable for information that is provided to it hereunder that is inaccurate, untimely or incomplete. All of the rights, protections, indemnities and immunities of the Administrative Agent under this Agreement and the other Transaction Documents shall be applicable and available to the Administrative Agent acting in its capacity as Loan Registrar.

(b) Each Person who has or who acquired an interest in any Advance or Commitment of any Lender shall be deemed by such acquisition to have agreed to be bound by the provisions of this Section 15.5. A Note may be exchanged (in accordance with Section 15.5(c)) and transferred to the holders (or their agents or nominees) of the Advances and to any assignee (in accordance with Section 15.1) (or its agent or nominee) of all or a portion of the Advances. The Loan Registrar shall not register (or cause to be registered) the transfer of any Advance, Commitment or Note, unless the proposed transferee shall have delivered to the Loan Registrar (i) an Opinion of Counsel that such transfer is exempt from amend this Agreement to replace references herein to such Applicable Interest Rate (and any associated terms and provisions) with any alternative floating reference rate (and any associated terms and provisions) that is then being generally used in the applicable interbank market for similar types of facilities.

(c) The Facility Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission~~,~~ or performance related to Alternate Base Rate, any Applicable Interest Rate or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Facility Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Facility Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service so long as the rate (or component thereof) used by the Facility Agent in connection therewith is consistent with ~~the~~ such rate (or component thereof) provided by any such information source or service.

Section 17.3 Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be personally delivered or sent by certified mail, electronic mail, postage prepaid, or by facsimile, to the intended party at the address or facsimile number of such party set forth under its name on Annex A or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, (a) if personally delivered, when received, (b) if sent by certified mail, three Business Days after having been deposited in the mail, postage prepaid, (c) if sent by overnight courier, one Business Day after having been given to such courier, and (d) if transmitted by facsimile or by .pdf attachment to electronic mail, when sent, receipt confirmed by telephone or electronic means, except that notices and communications pursuant to Section 2.2, shall not be effective until received. In connection with any instructions, requests or directions sent pursuant to this Agreement or any other Transaction Document, the Collateral Agent, Securities Intermediary, the Collateral Custodian and the Administrative Agent shall be entitled to request from such Person a list of authorized signers and any evidence of such related signatures (as may be amended from time to time).

Section 17.4 Costs and Expenses. In addition to the rights of indemnification granted under Section 16.1, the Borrower agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent, the Facility Agent, the Collateral

the extent that any such prohibition on disclosure set forth in this Section 17.14 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

Section 17.15 Non-Confidentiality of Tax Treatment. All parties hereto agree that each of them and each of their employees, representatives, and other agents may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including, without limitation, opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure. “Tax treatment” and “tax structure” shall have the same meaning as such terms have for purposes of Treasury Regulation Section 1.6011-4; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, the provisions of this Section 17.15 shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.

Section 17.16 Replacement of Lenders.

(a) If any Lender requests compensation under Section 5.1, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or Official Body for the account of any Lender pursuant to Section 4.3, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking the Obligations or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.3 or Section 5.1, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) At any time there is more than one Lender, the Borrower shall be permitted, at its sole expense and effort, to replace any Lender, except (i) the Facility Agent or (ii) any Lender which is administered by the Facility Agent or an Affiliate of the Facility Agent, that (~~a~~w) requests reimbursement, payment or compensation for any amounts owing pursuant to Section 4.3 or Section 5.1 or (~~b~~x) has received a written notice from the Borrower of an impending change in law that would entitle such Lender to payment of additional amounts pursuant to Section 4.3 or Section 5.1, unless such Lender designates a different lending office before such change in law becomes effective pursuant to Section 17.16(a) and such alternate lending office obviates the need for the Borrower to make payments of additional amounts pursuant to Section 4.3 or Section 5.1 or (~~c~~y) has not consented to any proposed amendment, supplement, modification, consent or waiver, each pursuant to Section 17.2 or (~~d~~z) defaults in its obligation to make Advances hereunder; provided, that (i) nothing herein shall relieve a Lender from any liability it might have to the Borrower or to the other Lenders for its failure to make any Advance, (ii) the replacement financial institution shall purchase, at par, all Advances and other amounts owing to such replaced Lender on or prior to the date of replacement and reallocation of such Advances between the replacement financial institution and such replaced Lender shall be made in accordance with Section 15.10, (iii) during the Revolving Period, the replacement financial institution, if not

Attention: Steve Garrett

Telephone: (843) 673-0162

Facsimile: (843) 676-8901

Email: steven.garrett@usbank.com

For all other notices and communications:

U.S. Bank National Association

8 Greenway Plaza, Suite 1100

Houston, Texas 77046

Attention: Global Corporate Trust – Specialty Credit Facility, LLC

Email: silverpointtrades@usbank.com

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Administrative Agent

Trust ~~and~~& Agency Services

One ~~1~~ Columbus Circle, ~~17th~~4th Floor

Mail Stop NYC01-0417

~~Mail Stop: NYC01-1710~~

New York, NY 10019

Attention: ~~Project Finance Agency Account Manager~~Bank Loan Services, Specialty Credit Facility, LLC (SCF I)

~~Facsimile: 646 961-3317~~

Email: add agency.gls@db.com / Dorothy.Crews@db.com / Melissa.Sadler@db.com / ~~Randy.Kahn~~alice-m.carter @db.com / deisilania.gomes@db.com

DEUTSCHE BANK AG, NEW YORK BRANCH,

as Facility Agent

~~1~~One Columbus Circle

New York, New York 10019

Attention: Asset Finance Department

Email: amit.patel@db.com, james.kwak@db.com, peter.sabino@db.com and christina.flowers@db.com

DEUTSCHE BANK AG, NEW YORK BRANCH,

as a Lender

~~1~~One Columbus Circle

New York, New York 10019

Attention: Asset Finance Department

Email: amit.patel@db.com, james.kwak@db.com, peter.sabino@db.com and christina.flowers@db.com

A-2

Annex B

Lender	~~Current Commitment~~		~~Maximum~~Current Commitment		~~Maximum Optional Increase in the Facility Amount (pursuant to Section 2.8(b)(i))~~		~~Maximum Mandatory Increase in the Facility Amount (pursuant to Section 2.8(b)(ii))~~
Deutsche Bank AG, New York Branch	~~$~~	~~75,000,000.00~~	$	~~160,000,000.00~~210,000,000.00	~~$~~	~~50,000,000.00~~	~~$~~	~~35,000,000.00~~
Customers Bank	~~$~~	~~25,000,000.00~~		$40,000,000.00	~~$~~	~~0.00~~	~~$~~	~~15,000,000.00~~
Total	~~$~~	~~100,000,000.00~~	$	~~200,000,000.00~~250,000,000.00	~~$~~	~~50,000,000.00~~	~~$~~	~~50,000,000.00~~

B-1